Exhibit 8.1

Subsidiary	Vessel	Jurisdiction
Spetses Shipping Co.	Magic P	Marshall Islands
Bistro Maritime Co.	Magic Sun	Marshall Islands
Pikachu Shipping Co.	Magic Moon	Marshall Islands
Bagheera Shipping Co.	Magic Rainbow	Marshall Islands
Pocahontas Shipping Co.	Magic Horizon	Marshall Islands
Jumaru Shipping Co.	Magic Nova	Marshall Islands
Pumba Shipping Co.	Magic Orion	Marshall Islands
Super Mario Shipping Co.	Magic Venus	Marshall Islands
Kabamaru Shipping Co.	Magic Argo	Marshall Islands
Gamora Shipping Co.	Wonder Sirius	Marshall Islands
Rocket Shipping Co.	Wonder Polaris	Marshall Islands
Luffy Shipping Co.	Magic Twilight	Marshall Islands
Snoopy Shipping Co.	Magic Nebula	Marshall Islands
Liono Shipping Co.	Magic Thunder	Marshall Islands
Cinderella Shipping Co.	Magic Eclipse	Marshall Islands
Mulan Shipping Co.	Magic Starlight	Marshall Islands
Starlord Shipping Co.	Wonder Vega	Marshall Islands
Asterix Shipping Co.	Magic Perseus	Marshall Islands
Songoku Shipping Co.	Magic Pluto	Marshall Islands
Stewie Shipping Co.	Magic Vela	Marshall Islands
Johnny Bravo Shipping Co.	Magic Mars	Marshall Islands
Elektra Shipping Co.	Wonder Arcturus	Marshall Islands
Vision Shipping Co.	Wonder Mimosa	Marshall Islands
Colossus Shipping Co.	Wonder Musica	Marshall Islands
Xavier Shipping Co.	Wonder Formosa	Marshall Islands
Hawkeye Shipping Co.	Wonder Avior	Marshall Islands
Garfield Shipping Co.	Magic Phoenix	Marshall Islands
Drax Shipping Co.	Wonder Bellatrix	Marshall Islands
Mickey Shipping Co.	Magic Callisto	Marshall Islands
Castor Maritime SCR Corp.	N/A	Marshall Islands